Exhibit 99.1
Press Release



NEWS FROM                                                    ESCO TECHNOLOGIES

For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES SECOND QUARTER RESULTS
                      -------------------------------------

     St. Louis, MO, May 9, 2006 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2006 second quarter ended March 31, 2006. Within this release, references to "quarters" relate to the fiscal quarters ended March 31 for the respective fiscal years noted.

     The results of operations for the second quarter of fiscal 2006 included three items which were not reflected in the first half earnings per share (EPS) guidance of $0.35 to $0.40 provided in the February 2, 2006 earnings release. The three items not reflected in the previous guidance were:

1. The Company completed its purchase accounting valuation of identifiable intangible assets subject to amortization related to Nexus Energy Software, Inc. (Nexus) (acquired 11/29/05) and Hexagram, Inc. (acquired 2/1/06). The non-cash after-tax amortization charge recognized in the second quarter related to these acquisitions was ($0.5) million, or ($0.02) per share. The pretax amount was ($0.8) million and is reflected in the Corporate segment results.

2. The Company, via a special intercompany cash dividend, repatriated $28.7 million of its cash held by foreign subsidiaries into the United States under the tax provisions of the "American Jobs Creation Act of 2004." The non-cash tax provision charge recognized in the second quarter was ($1.7) million, or ($0.06) per share. This equates to a 5.9 percent effective tax rate on the cash balance repatriated.

3. In March 2006, the U.S. Government's Defense Contract Audit Agency issued an audit report related to a defense contract from the mid-1980's involving a previously divested subsidiary for which the Company had retained certain indemnity obligations. The audit report supported the Company's conclusion that the liability is no longer required in connection with this contract indemnification.
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Add One

     As a result, the Company reversed its estimated liability related to this obligation and recognized a non-cash after-tax gain of $1.0 million, or $0.04 per share. The pretax gain was $1.8 million.

     The aggregate effect on net earnings in the 2006 second quarter related to the above items was ($1.1) million, or ($0.04) per share and is included in the results noted below.

     Net earnings for the 2006 second quarter were $7.3 million, or $0.28 per share compared to net earnings of $10.4 million, or $0.40 per share in the second quarter of 2005. The primary drivers of the lower earnings in the 2006 second quarter include:

o The consolidated effective income tax rate was 53.5 percent in 2006 compared to 36.6 percent in 2005 primarily due to the $1.7 million repatriation charge noted above and lower foreign-sourced income.

o A $1.9 million increase in SG&A expenses (excluding $3.7 million from Nexus and Hexagram) relating to additional engineering, marketing, new product development, and stock option expensing ($0.6 million, or $0.02 per share).

o Significantly lower sales of Comtrak's SecurVision video security products in the current quarter compared to the prior year quarter.

o Lower sales of high margin defense spares and T-700 shipments at VACCO in the current period versus prior year.

o The current period amortization of identifiable intangible assets described above.

o The above items were partially offset by improved operating results from the additional sales of RF Test equipment, Automatic Meter Reading (AMR) devices, and commercial aerospace products.

o In addition, the gain on the settlement of the legacy defense contract described above contributed favorably to the 2006 second quarter results.

     Net earnings for the first six months of fiscal 2006 were $9.5 million, or $0.36 per share, compared to $20.9 million, or $0.80 per share for the first six months of fiscal 2005. The decrease in net earnings primarily related to the decrease in the 2006 first quarter results of operations described in the February 2, 2006 earnings release.



Sales
-----

     Second quarter 2006 sales were $122.9 million, or 16 percent higher than second quarter 2005 sales of $106.2 million. Acquisitions accounted for $6.5 million of the $16.7 million sales increase in the 2006 second quarter. Unfavorable foreign currency values in the 2006 second quarter resulted in a $0.8 million negative sales comparison.

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Add Two

     Fiscal 2006 year-to-date sales were $213.5 million, or 1.4 percent higher than the first six months of fiscal 2005, primarily due to the Nexus and Hexagram acquisitions which accounted for $7.7 million of sales since their respective acquisition dates. Unfavorable foreign currency values year-to-date in 2006 resulted in a $1.8 million negative sales comparison.

     Communications sales of $43.2 million increased $7.1 million, or 19.7 percent in the 2006 second quarter compared to the second quarter of 2005 as a result of the following items: $12.7 million of sales to TXU Electric Delivery
(TXU); $6.5 million of sales from Nexus and Hexagram; sales to COOP customers decreased $6.3 million in the second quarter due to the weakness in orders entered during the latter half of fiscal 2005; sales to the Puerto Rico Electric Power Authority (PREPA) were $2.5 million lower in the current period compared to the prior year; and lower shipments of Comtrak's SecurVision video security products, which generated $0.4 million in sales during the second quarter of 2006 versus $3.5 million of sales in the 2005 second quarter. During the 2006 second quarter, DCSI's sales to COOP and public power (Municipal) customers were $20.5 million compared to $26.8 million in the second quarter of 2005.
Year-to-date Communications sales, excluding acquisitions, decreased $14.9 million in 2006 primarily due to the $7.7 million decrease in SecurVision sales and $7.2 million lower sales of DCSI's AMR products.

     Filtration segment sales of $45.0 million increased $4.0 million, or 9.8 percent during the second quarter of 2006 compared to the prior year due to the following items: $1.6 million of additional sales at PTI due to the continued strengthening of the commercial aerospace market; $0.3 million lower sales at VACCO resulting from lower deliveries of defense spares; and $2.7 million of additional sales at Filtertek including automotive, medical and commercial products. Year-to-date Filtration sales increased $1.5 million, or 1.8 percent in 2006 to $86.5 million.

     Test segment sales of $34.6 million increased $5.5 million, or 18.9 percent during the second quarter of 2006 due to significantly higher component sales and additional test chamber deliveries throughout the world. Year-to-date Test sales increased $8.7 million, or 15.6 percent, to $64.6 million in 2006.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the second quarter of fiscal 2006 included the following.

     In the Communications segment, EBIT for the 2006 second quarter was $9.7 million (22.5 percent of sales), compared to $10.6 million (29.4 percent of sales) in the prior year second quarter. The primary causes of this $0.9 million decrease include: the $3.1 million sales decrease of SecurVision products noted above which caused a $1.4 million EBIT decrease; Nexus and

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Add Three

Hexagram's combined EBIT loss of $0.3 million; partially offset by an $0.8 million increase in EBIT from DCSI resulting from increased sales. The 2006 year-to-date Communications segment EBIT decreased $11.5 million versus 2005 primarily due to the sales decreases in AMR and SecurVision products described above.

     In the Filtration segment, the 2006 second quarter EBIT was $4.7 million (10.4 percent of sales), compared to $5.0 million (12.2 percent of sales) in prior year second quarter. This $0.3 million decrease in the second quarter was the result of: a $0.8 million reduction in EBIT at VACCO resulting from the decreased sales of defense spares; partially offset by $0.5 million increase at PTI related to additional sales volume resulting from continued strength in the commercial aerospace market. Additionally, the 2005 second quarter and six month EBIT amounts included a $0.3 million and $0.9 million cost reimbursement realized at Filtertek related to a supply agreement with a medical device customer which was terminated in fiscal 2005. Year-to-date Filtration EBIT decreased $3.3 million primarily due to: a $2.4 million decrease at VACCO related to lower defense spares sales; a $1.4 million decrease in EBIT at Filtertek resulting from the absence of the $0.9 million cost reimbursement described above and weakness in the automotive market coupled with higher raw material prices; partially offset by a $0.6 million increase at PTI.

     In the Test segment, EBIT of $4.3 million (12.4 percent of sales) increased in the second quarter of 2006 from $3.3 million (11.3 percent of sales) due to additional sales volume and favorable changes in sales mix. The year-to-date EBIT contribution increased $1.9 million over prior year and the EBIT margin improved to 11.3 percent of sales from 9.7 percent due to favorable leverage on the additional sales volume and a larger concentration of higher margin component sales. In addition, EBIT was negatively impacted in the first half of 2005 as a result of higher installation costs incurred on certain government shielding projects in foreign locations.

     The Corporate office operating expenses were $0.2 million higher in the second quarter of 2006 compared to 2005 and included: a $1.8 million pretax gain on the reversal of the liability related to an indemnity owed to a former defense subsidiary; the $0.8 million of pretax amortization of identifiable intangible assets; and $0.6 million of pretax expenses related to stock options.

Effective Tax Rate
------------------

     For the 2006 second quarter, the Company's effective tax rate was 53.5 percent versus 36.6 percent for the second quarter of 2005. The increased rate was primarily driven by the $1.7 million non-cash charge related to the foreign cash repatriation noted above which increased the

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Add Four

effective tax rate by 10.9 percentage points. In addition, the effective tax rate was higher than previous expectations due to lower foreign-sourced pretax income, primarily in Puerto Rico related to the lower sales to PREPA.

New Orders
----------

     New orders received were $128.7 million (including $4.0 million of new orders and $6.0 million of acquired backlog from Hexagram and $6.3 million of new orders from Nexus) and $113.8 million in the second quarters of 2006 and 2005, respectively, resulting in a backlog of $274.5 million at March 31, 2006.

     New orders received and acquired backlog in the second quarter of 2006 compared to the second quarter of 2005, respectively, were: in Filtration, $43.2 million and $60.5 million (which included multi-year buys for the T-700 and Virginia Class submarine); in Communications, $55.5 million and $27.4 million; and in Test $29.9 million and $25.9 million.

     New orders received by DCSI in the second quarter totaled $38.8 million and included $17.7 million in COOP and Municipal orders, and $21.1 million in investor-owned utility (IOU) orders. The IOU orders include a follow-on order of $8.7 million from TXU for an additional 100,000 unit expansion and $5.8 million from Florida Power & Light (FPL) for approximately 60,000 load control transponders.

     During 2006, year-to-date orders were $84.4 million in Filtration, $114.6 million in Communications, and $55.8 million in Test for a six month total of $254.8 million compared to year-to-date 2005 orders of $215.4 million.

Cash
----

     At March 31, 2006, the Company had $20.9 million in cash and no debt outstanding compared to $70.4 million cash and no debt at December 31, 2005. During the second quarter of 2006, the Company generated $12.6 million of cash and spent $62.1 million of cash related to the acquisition of Hexagram.

Chairman's Commentary
---------------------

     Vic   Richey,   Chairman   and   Chief   Executive   Officer,    commented,
"Operationally, the second quarter results were consistent with our expectations. Each of the segments increased its contributions over the first quarter. The improvement in Filtration was modest, the Test business improvement was more significant, and in Communications we realized the strong rebound we anticipated which resulted from the strength of our first quarter orders at DCSI.

     "While we had a solid second quarter from a financial standpoint, clearly our most significant accomplishment was the acquisition of Hexagram. The addition of Hexagram not

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Add Five

only more than doubles our served market in AMR, but it also allows us to offer a broader portfolio of products and technologies to satisfy the AMR needs of any utility.

     "With respect to our full year outlook, our GAAP guidance is lower due to the various items described in the Outlook section below. We still expect the second half to be much stronger than the first.

     "Beyond delivering the second half results, we are squarely focused on our performance on the PG&E program, successful demonstrations where we have active pilots, continued progress on our next generation software development at DCSI, and capitalizing on the opportunities created by the additions of Nexus and Hexagram. Collectively, these initiatives are the keys to capitalizing on the significant opportunities that are available in what continues to be a rapidly developing AMR/AMI market."

Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below includes the expected operating results of Nexus and Hexagram since their respective acquisition dates, including the amortization of identifiable intangible assets. The Business Outlook for 2006 does not include the tax impact of any future repatriation activities related to the approximately $10 million of foreign cash outstanding at March 31, 2006.

Purchase Accounting - Identifiable Intangible Assets
----------------------------------------------------

     During the 2006 second quarter, Management completed its purchase accounting valuation related to the identifiable intangible assets for Nexus and Hexagram. These assets generally include: patents and proprietary know-how; firm order long-term contracts in backlog; license and royalty agreements; non-compete and employment agreements for key managers; and specific customer lists. These identifiable assets are required to be recorded on the opening balance sheet and amortized / expensed over their useful lives.

     The total amount of identifiable intangible assets subject to amortization related to Nexus and Hexagram was $9.3 million. The estimated lives for these assets ranged from six months for certain contracts in backlog, to seven years for certain patents and proprietary know-how. The total goodwill related to Nexus and Hexagram was approximately $73 million.

     The pretax amortization charge related to these identifiable intangible assets recorded in the 2006 second quarter was $0.8 million and the pretax charges expected in the third and fourth quarters are $1.1 million and $0.8 million, respectively for a total fiscal 2006 pretax charge of

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Add Six

$2.7 million. The total pretax amortization expense for fiscal year 2007 is expected to be $2.1 million, decreasing to approximately $1.0 million in subsequent years. The amortization charge for the second quarter is recorded in the Corporate operating segment in the attached exhibits.

Earnings Per Share - 2006
-------------------------

     Management now estimates 2006 EPS to be in the range of $1.05 to $1.15 per share, including the operating results of Nexus and Hexagram, the $1.8 million pretax gain from the reversal of a liability related to a defense contract, the $2.7 million of pretax amortization of intangible assets, the $1.7 million tax repatriation charge, and the change in the expected effective tax rate for the full year described below. The February 2, 2006 EPS guidance range for 2006 was $1.20 to $1.30 per share.

     For the second half of fiscal year 2006, EPS is now expected to be between $0.77 and $0.87 per share.

     As noted above, in fiscal 2006 the Company began expensing stock options. This expense, included in the EPS numbers, is expected to be in the range of $0.08 to $0.11 per share annually, or $0.02 to $0.03 per quarter.

     The effective tax rate for the third and fourth quarters of fiscal 2006 is expected to be approximately 38 percent, and for the full year, the annual rate is expected to be approximately 42 percent. The annual rate is higher than previously expected (39 percent) due to higher state taxes and lower foreign sourced income, primarily in Puerto Rico.

Revenues and EBIT Margins
-------------------------

     Management expects 2006 consolidated revenues to be in the range of $450 to $460 million and consolidated EBIT margins should be in the range of 10 to 12 percent reflecting the impact of the amortization of identifiable intangible assets.

     On a segment and operating unit basis for 2006, Management now expects the following:

o PTI sales are expected to be between $43 and $45 million and EBIT margins should be in the range of 12 to 13 percent.

o VACCO sales are expected to be between $31 and $32 million and EBIT margins should be in the range of 20 to 21 percent as a result of the significantly lower deliveries of defense spares and a production break in T-700 shipments.

o Filtertek sales are expected to be in the range of $93 to $95 million and EBIT margins should be in the range of 7 to 8 percent.

o Test segment sales are expected to be in the range of $126 and $129 million and EBIT margins should be in the range of 10.5 to 11.5 percent as a result of the

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Add Seven

o continued strength of the wireless and electronics markets, and solid growth in Asia.

o Communications segment sales, including Nexus and Hexagram, are expected to be between $156 and $159 million and EBIT margins should be in the range of 18 to 20 percent. Nexus sales since the date of acquisition (10 months) are expected to be in the range of $10 to $12 million and EBIT should be at approximately break-even. Nexus' previous guidance included $0.9 million of non-cash amortization expenses related to the acquired identifiable intangible assets. Hexagram sales since the date of acquisition (8 months) are expected to be in the range of $17 to $19 million and EBIT should be at approximately break-even based on the significant investment in SG&A being expended to support sales and marketing as well as the expected ramp up of the PG&E contract. Sales of AMR products at DCSI are expected to be in the range of $121 to $122 million and do not include any revenues associated with the PG&E contract as software acceptance is not expected until the latter part of fiscal 2007. DCSI's EBIT margin is expected to be 24 to 25 percent including approximately $2.1 million of costs as a result of DCSI beginning to amortize the capitalized software development costs related to the TNG software. TNG has been in development with a third party software contractor for the past two years. TNG is being designed and deployed to efficiently handle the additional levels of communications dictated by the size of the service territories and the frequency of reads that are required under time-of-use or critical peak pricing scenarios needed to meet the requirements of large IOUs. The Company has incurred approximately $31 million in external TNG development costs through March 31, 2006, which are included on the balance sheet in other assets, and is expected to incur another $10 to $15 million in costs over the next two years. Additional non-TNG related engineering and development costs are being incurred to ramp up the PG&E contract as well as support other IOU pilots which are in process.

o Corporate operating costs for 2006 are expected to be in the range of $14.5 to $15.5 million and include the following items: $2.7 million of pretax amortization of identifiable intangible assets related to Nexus and Hexagram; the pretax costs related to the initiation of stock option expensing which began in fiscal 2006 and is expected to be approximately $2.2 to $2.4 million; partially offset by the $1.8

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Add Eight

     million pretax gain associated with the reversal of a liability connected with the legacy defense contract noted above.

Conference Call
---------------

     The Company will host a conference call today, May 9, at 4:00 p.m., Central Time, to discuss the Company's second quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 4874006).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding fiscal 2006 revenues, results, earnings, sales, EBIT, EBIT margins, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis and the timing of these contributions, pretax amortization expenses in fiscal 2006, 2007 and beyond, achievement of strategic objectives, the success of product development efforts, fiscal 2006 corporate operating expenses, fiscal 2006 effective tax rate, long term success of the Company, stock option expensing, amortization of capitalized software development costs in fiscal 2006, successful development of the TNG software, and the timing and amount of costs to be incurred over the next two years in connection with the TNG software, performance on the PG&E contract, the timing of the software acceptance by PG&E, the success of demonstrations at active pilots, the Company's ability to capture future AMR opportunities, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission, PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition;

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Add Nine

intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; successful integration of newly acquired businesses; and the Company's successful execution of internal operating plans.

     ESCO,  headquartered  in St.  Louis,  is a leading  supplier of  engineered filtration  products  to the  process,  health care and  transportation  markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.
                                ---------------------

                               - tables attached -

Add Ten

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                               Three Months Ended
                                 March 31, 2006
                                 --------------

    Net Sales                             $ 122,884
    Cost and Expenses:
      Cost of sales                          80,514
      Amortization of intangible assets       1,536
      SG&A                                   26,703
      Interest (income) expense                (100)
      Other (income) expenses, net           (1,548)
                                             ------
        Total costs and expenses            107,105
                                            -------

    Earnings before income taxes             15,779
    Income taxes                              8,436
                                              -----

      Net earnings                        $   7,343
                                          =========

    Earnings per share:
      Basic
        Net earnings                      $    0.29
                                          =========

      Diluted
        Net earnings                      $    0.28
                                          =========

    Average common shares O/S:
      Basic                                  25,659
                                             ======
      Diluted                                26,448
                                             ======


The following reflects the impact of certain items not reflected in the first half EPS guidance:

                           Earnings before    Net        Diluted
                            income taxes    earnings       EPS
                            ------------    --------       ---
Gain related to defense
  indemnification
   obligation(1)                $1,801      $1,030       $0.04
Amort. of acquired
  intangibles (2)              ($  789)    ($  451)     ($0.02)
Cash Repatriation (3)             -        ($1,726)     ($0.06)
                                ------     -------      ------
     Total                      $1,012     ($1,147)     ($0.04)
                                ======     =======      ======

(1) Included in other (income) expenses, net.
(2) Included in amortization of intangible assets and represents amortization of acquired intangible assets related to the Hexagram and Nexus acquisitions. Amortization of intangible assets also includes items such as software, patents and licenses.
(3) Included in income taxes.


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


Add Eleven

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                        Three Months Ended
                                         March 31, 2005
                                         --------------

Net Sales                                 $  106,160
Cost and Expenses:
  Cost of sales                               68,909
  Amortization of intangible assets              525
  SG&A                                        21,073
  Interest (income) expense                     (303)
  Other (income) expenses, net                  (485)
                                                ----
     Total costs and expenses                 89,719
                                              ------

Earnings before income taxes                  16,441
Income taxes                                   6,014
                                               -----

  Net earnings                                10,427
                                              ======

Earnings (loss) per share:
  Basic
    Net earnings                          $     0.41
                                          ==========

  Diluted
    Net earnings                          $     0.40
                                          ==========

Average common shares O/S:
  Basic                                       25,266
                                              ======
  Diluted                                     26,034
                                              ======


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


Add Twelve
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Six Months Ended
                                        March 31, 2006
                                        --------------

Net Sales                                 $  213,470
Cost and Expenses:
  Cost of sales                              144,501
  Amortization of intangible assets            2,049
  SG&A                                        50,189
  Interest income                               (817)
  Other (income) expenses, net                (1,926)
                                              ------
    Total costs and expenses                 193,996
                                             -------

Earnings before income taxes                  19,474
Income taxes                                   9,926
                                               -----

    Net earnings                           $   9,548
                                           =========


Earnings per share:
    Basic
      Net earnings                         $    0.37
                                           =========

      Diluted
        Net earnings                       $    0.36
                                           =========

Average common shares O/S:
    Basic                                     25,620
                                              ======
    Diluted                                   26,402
                                              ======


See impact of certain items in preceding 2006 second quarter table, which are also included in the results above.

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


Add Thirteen
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                        Six Months Ended
                                         March 31, 2005
                                         --------------

Net Sales                                 $  210,535
Cost and Expenses:
  Cost of sales                              137,338
  Amortization of intangible assets            1,024
  SG&A                                        40,697
  Interest expense                              (783)
  Other expenses, net                         (1,169)
                                              ------
    Total costs and expenses                 177,107
                                             -------

Earnings before income taxes                  33,428
Income taxes                                  12,479
                                              ------

    Net earnings                           $  20,949
                                           =========


Earnings (loss) per share:
    Basic
      Net earnings                         $    0.82
                                           =========

      Diluted
        Net earnings                       $    0.80
                                           =========

Average common shares O/S:
    Basic                                     25,444
                                              ======
    Diluted                                   26,236
                                              ======




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


 Add Fourteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended         Six Months Ended
                              March 31,               March 31,
                              ---------               ---------
                          2006         2005        2006        2005
                          ----         ----        ----        ----

Net Sales-GAAP
  PTI                    $ 11.7        10.1        22.4        20.4
  VACCO                     8.3         8.6        16.4        19.2
  Filtertek                25.0        22.3        47.7        45.4
                           ----        ----        ----        ----
    Filtration subtotal    45.0        41.0        86.5        85.0
  Communications           43.2        36.1        62.4        69.6
  Test                     34.6        29.1        64.6        55.9
                           ----        ----        ----        ----
    Totals               $122.8       106.2       213.5       210.5
                         ======       =====       =====       =====

EBIT-GAAP basis
  PTI                    $  1.6         1.1         2.8         2.2
  VACCO                     1.4         2.2         3.3         5.8
  Filtertek                 1.7         1.7         2.7         4.1
                            ---         ---         ---         ---
    Filtration subtotal     4.7         5.0         8.8        12.1
  Communications            9.7        10.6         8.8        20.3
  Test                      4.3         3.3         7.3         5.4
  Corporate                (3.0)(1)    (2.8)       (6.2)(2)    (5.2)
                           ----        ----        ----        ----
    Totals               $ 15.7        16.1        18.7        32.6
                         ======        ====        ====        ====

Note: Depreciation and amortization expense was $4.2 million and $3.0 million for the quarters ended March 31, 2006 and 2005, respectively, and $7.2 million and $6.1 million for the six-month periods ended March 31, 2006 and 2005, respectively.

(1) Includes a $1.8 million gain related to an indemnification obligation with respect to a previously divested subsidiary and $0.8 million of amortization of acquired intangible assets for Hexagram and Nexus.
(2) Includes a $1.8 million gain related to an indemnification obligation with respect to previously divested subsidiary and $0.9 million of amortization of acquired intangible assets for Hexagram and Nexus.
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


Add Fifteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended      Six Months Ended
                                 March 31,               March 31,
                                 ---------               ---------
                              2006        2005        2006       2005
                              ----        ----        ----       ----

EBIT                         $15.7        16.1        18.7       32.6
Interest income                0.1         0.3         0.8        0.8
                               ---         ---         ---        ---
Earnings before income taxes $15.8        16.4        19.5       33.4
                             =====        ====        ====       ====


(1) EBIT is defined as earnings before interest and taxes.


EBIT Margin Outlook - FY 2006
-----------------------------

Consolidated EBIT margin in the range of 10 percent to 12 percent, PTI EBIT margin in the range of 12 percent to 13 percent, VACCO EBIT margin in the range of 20 percent to 21 percent, Filtertek EBIT margin in the range of 7 percent to 8 percent, Test segment EBIT margin in the range of 10.5 percent to 11.5 percent, and Communications segment EBIT margin in the range of 18 percent to 20 percent, DCSI's EBIT margin in the range of 24 percent to 25 Percent and Nexus and Hexagram EBIT at approximately break-even, under "Business Outlook" cannot be reconciled with a GAAP measure as they represent forward-looking measures with no comparable GAAP measurements quantifiable at this time.


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


Add Sixteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                          March 31,     September 30,
                                            2006             2005
                                            ----             ----

Assets
  Cash and cash equivalents              $ 20,943          104,484
  Accounts receivable, net                 81,535           68,819
  Costs and estimated earnings
    on long-term contracts                  1,877            4,392
  Inventories                              52,878           48,645
  Current portion of deferred
    tax assets                             30,057           30,219
  Other current assets                     10,840            8,394
                                           ------            -----
    Total current assets                  198,130          264,953

  Property, plant and equipment, net       69,047           67,190
  Goodwill                                141,845           68,880
  Deferred tax assets                           -                -
  Other assets                             59,669           27,697
                                           ------           ------
                                         $468,691          428,720
                                         ========          =======


Liabilities and Shareholders' Equity
  Accounts payable                       $ 43,461           29,299
  Other current liabilities                40,822           33,458
                                           ------           ------
      Total current liabilities            84,283           62,757
  Deferred income                           4,924            3,134
  Other liabilities                        33,775           31,805
  Long-term debt                                -                -
  Shareholders' equity                    345,709          331,024
                                          -------          -------
                                         $468,691          428,720
                                         ========          =======


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


Add Seventeen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Six Months Ended
                                                      March 31, 2006
                                                      --------------
Cash flows from operating activities:
  Net earnings                                          $  9,548
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                          7,219
    Stock compensation expense                             2,643
    Changes in operating working capital                   7,624
    Effect of deferred taxes                              (1,563)
    Other                                                    718
                                                             ---
      Net cash provided by operating activities           26,189

Cash flows from investing activities:
  Acquisition of businesses, less cash acquired          (90,862)
  Capital expenditures                                    (4,296)
  Additions to capitalized software                      (18,095)
                                                         -------
    Net cash used by investing activities               (113,253)
                                                        --------

Cash flows from financing activities:
  Proceeds from / payments of long-term debt                   -
  Purchases of common stock into treasury                      -
  Other, including exercise of stock options               3,523
                                                           -----
    Net cash used by financing activities                  3,523
                                                           -----
  Net decrease in cash and cash equivalents              (83,541)
  Cash and cash equivalents, beginning of period         104,484
                                                         -------
  Cash and cash equivalents, end of period              $ 20,943
                                                        ========


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


 Add Eighteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
Orders-Q2 FY 2006          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog-
   12/31/05                $  80,196   127,814    60,663    268,673
  Entered Orders              43,242    55,494 *  29,949    128,685
  Sales                      (45,049)  (43,239)* (34,596)  (122,884)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/06                 $  78,389   140,069    56,016    274,474
   = == ==                 =========   =======    ======    =======


Backlog And Entered
Orders-YTD FY 2006         Filtration   Comm.      Test      Total
------------------         ----------   -----      ----      -----
  Beginning Backlog
   9/30/05                 $  80,497    87,781    64,836    233,114
  Entered Orders              84,387   114,660 *  55,783    254,830
  Sales                      (86,495)  (62,372)* (64,603)  (213,470)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/06                 $  78,389   140,069    56,016    274,474
                           =========   =======    ======    =======


                          Q2 FY                 YTD FY
                           2006      Q2 FY       2006       YTD FY
                         Entered      2006     Entered       2006
*Communications Recap:    Orders     Sales      Orders      Sales
----------------------    ------     -----      ------      ------

AMR Products (DCSI)      $38,765    36,342      84,405      51,760
SecurVision Video
  Security (Comtrak)         384       390       2,894       2,900
Nexus Energy               6,302     2,665      17,318       3,870(1)
Hexagram                  10,043     3,842(2)   10,043       3,842(2)
                          ------     -------    ------       -------
    Total                 55,494    43,239     114,660      62,372
                          ======    ======     =======      ======

(1)  Represents four months of sales.
(2)  Represents two months of sales.




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